EXHIBIT 10.6



      AMENDMENT TO DEFERRED COMPENSATION AGREEMENT

     This Amendment, made and entered into this 10th day of February, 1984, by and between The Coca-Cola Company, a Delaware Corporation (the "Company") and Roberto C.
Goizueta of Atlanta, Georgia ("Mr. Goizueta"):

     WHEREAS, the Company and Mr. Goizueta entered into a deferred compensation agreement on January 14, 1981 (the
"1981 Agreement"); and

     WHEREAS, the Company and Mr. Goizueta, desiring to revise and clarify the 1981 Agreement, entered into a new deferred compensation agreement dated February 28, 1983
(the "1983 Agreement"), pursuant to which the Company agreed to pay Mr. Goizueta certain deferred compensation in accordance with the terms set forth in the 1983
Agreement; and

     WHEREAS, it is deemed in the best interest of the Company and its shareholders that the Company maintain its continuing association with Mr. Goizueta, and Mr. Goizueta is agreeable to remaining affiliated with the Company so long as he may be active in business, and

     WHEREAS, the Company and Mr. Goizueta desire to amend the 1983 Agreement by increasing the amount credited to his "1983 Deferred Account", as that term is defined in the 1983 Agreement, from $8,333 per month to $15,000 per month, beginning for the month of March 1984;

     NOW THEREFORE, in order to effectuate their mutual desires, purposes and intentions, the parties do hereby agree as follows:

     1. Paragraph 2 shall be amended in its entirety to provide:

          2. 1983 Deferred Account. Effective the last day of March 1983 and on the last day of each succeeding month thereafter through and including
     February 1984, the Company will credit Eight
     Thousand Three Hundred Thirty-Three Dollars ($8,333) to a deferred account for Mr. Goizueta on the books of the Company (the "1983 Deferred Account").
     Effective the last day of March 1984 and on the last day of each succeeding month prior to Mr. Goizueta's death or disability, within the meaning of
     Section 105(d)(4) of the Code, or termination of his employment with the Company or any of its subsidiaries, the Company will credit Fifteen
     Thousand Dollars ($15,000.00) to the 1983 Deferred
     Account. In addition and so long as there is a balance in the 1983 Deferred Account, the Company will, at the end of each calendar quarter (or, upon Mr. Goizueta's death or disability, upon payment in accordance with subparagraph 3(a) hereof), credit to the 1983 Deferred Account an additional amount equal to (i) the average daily balance of the 1983
     Deferred Account during such calendar quarter, (or, in the event of payment under subparagraph 3(a) hereof, the average daily balance of the 1983
     Deferred Account during the period commencing on the first day of the calendar quarter during which such payment is made and ending on the date of such payment) times (ii) a percentage rate equal to the prime rate at the beginning of the calendar quarter with respect to which the calculation is being made as set by Trust Company Bank, Atlanta, Georgia, times (iii) a fraction, the numerator of which is the number of days which have elapsed since the end of the immediately preceding calendar quarter and the denominator of which is 365.

     2.   All other terms and conditions of the 1983
Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the Company has hereunto caused this Amendment to the 1983 Agreement to be executed and sealed by its duly authorized officer, and Mr. Goizueta has hereunto set his hand and seal, all being done in duplicate originals with one original being delivered to each party on the day and year first above written.

                        THE COCA-COLA COMPANY

                         By: /s/ A. GARTH HAMBY
                         Title:  Executive Vice President
Attest:

/s/ DONALD R. GREENE
Secretary
(Corporate Seal)


                        /s/ ROBERTO C. GOIZUETA(SEAL)
                            ROBERTO C. GOIZUETA